Exhibit 99.1

FROM:  PAM TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Dan Cushman
(479) 361-9111
P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES AUTHORITY TO OPEN OFFICES IN MEXICO

Tontitown, Arkansas, November 12, 2010......P.A.M. Transportation Services, Inc. (NASDAQ:  PTSI) today announced that the Company’s primary operating subsidiary, P.A.M. Transport, Inc., has received authorization from the Mexico Department of Economy to establish a network of offices in Mexico in the key markets in which the Company plans to expand. The Company is currently in the process of registering with the relevant tax and business authorities in Mexico and expects to open its first representative office in Mexico by December 1, 2010.

Daniel H. Cushman, President of the Company, commented, “We are extremely pleased to announce that we have received approval from the Mexican government for the expansion of our international presence in Mexico. We believe that this represents an important step towards realizing our goal of continued growth in the Mexico market and demonstrates our commitment to customers operating in the region. Having the ability to expand our presence by opening additional offices, when needed, will allow us to quickly respond to the needs of customers throughout Mexico, as well as capitalize on new business opportunities. We expect to begin the staffing of our first office in Monterrey, Mexico later this month with personnel to promote and market our Mexico service offerings.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.